UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2012

CIRCUS AND ELDORADO JOINT VENTURE

SILVER LEGACY CAPITAL CORP.

(Exact names of registrants as specified in their charters)

Nevada		88-0310787
Nevada	333-87202	71-0868362
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

407 North Virginia Street, Reno, Nevada 89501

(Address of principal executive offices, including ZIP code)

Registrant’s telephone number, including area code (800) 687-7733

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

The information contained in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise incorporated by reference in any filing pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific references in such a filing. The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information. Unless the context otherwise requires, references in this current report on Form 8-K to the “Registrant,” “Partnership,” “we,” “our” and “us” refer to Circus and Eldorado Joint Venture.

Although our results of operations for the year ended December 31, 2011 are not yet available, the following reflects our current expectations for that period (in thousands):

•	We expect gross revenues of approximately $140,600 compared to gross revenues of $137,393 for the year ended December 31, 2010;

•	We expect Adjusted EBITDA of approximately $21,162 compared to Adjusted EBITDA of $20,941 for the year ended December 31, 2010;

•	We expect net operating revenue of approximately $122,900 compared to net operating revenue of $120,629 for the year ended December 31, 2010; and

•	We expect a net loss of approximately $9,262 compared to a net loss of $9,594 for the year ended December 31, 2010.

Pursuant to the guidance in the AICPA Audit and Accounting Guide for Gaming, the Partnership reclassified amounts paid under slot participation agreements from “Casino” revenue to “Casino” expense beginning in 2011. The amount not reclassified was approximately $902,000 the year ended December 31, 2010.

The reconciliation between expected net loss and expected Adjusted EBITDA is as follows for the periods indicated below:

	Year Ended December 31,
	2010	2011
	(in thousands)
Net Loss	$(9,594)	$(9,262)
Depreciation	15,749	14,437
Change in fair value of life insurance contracts	(589)	22
Loss on disposition of assets	391	123
Interest expense, net	14,995	15,056
Interest income	(11)	(11)
Refinancing/restructuring fees	—	797

Adjusted EBITDA	$20,941	$21,162

The estimates set forth above are based solely on currently available information. We have not finalized our financial statement closing process or the audit of our financial statements for the year ended December 31, 2011. During the course of this process we may identify items that would require us to make adjustments to our preliminary operating results described above. As a result, the discussion above constitutes forward-looking statements and, therefore, we caution you that these statements are subject to risks and uncertainties, including possible adjustments to our preliminary operating results and the risk factors highlighted in our public filings.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and other non-operating income (expense), such as the change in the fair value of life insurance contracts, gain or loss on the disposition of assets and early retirement of debt and refinancing/restructuring fees. Adjusted EBITDA is presented solely as a supplemental disclosure because we believe that it is widely utilized to measure the performance, and is also used as a basis for valuing gaming companies, including the Partnership. We believe that while items excluded from Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluation of our performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods presented. Also, we believe excluded items may not relate specifically to current operating trends or be indicative of future results. Our calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The reconciliation between net loss and Adjusted EBITDA is as follows for the periods indicated:

	Year Ended December 31,			Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Twelve Months Ended September 30, 2011

	2008	2009	2010
	(dollars in thousands)
Net Loss	$(8,778)	$(4,724)	$(9,594)	$(3,690)	$(4,026)	$(9,930)
Depreciation	15,642	16,414	15,749	11,748	11,014	15,015
Change in fair value of life insurance contracts	1,528	(693)	(589)	(295)	323	29
Loss on disposition of assets	94	100	391	210	95	276
Interest expense, net	16,895	15,338	14,995	11,261	11,292	15,026
Interest income	(775)	(61)	(11)	(8)	(8)	(11)
Gain on early retirement of debt	—	(5,546)	—	—	—	—
Refinancing/restructuring fees	—	—	—	—	174	174

Adjusted EBITDA	$24,606	$20,828	$20,941	$19,226	$18,690	$20,579

Item 8.01.	Other Events.

On February 6, 2012, the Partnership issued a press release announcing that it intends to offer $120 million in aggregate principal amount of new senior secured notes due 2020 in a private placement. The new senior secured notes have not been, and will not be, registered under the securities act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Partnership also announced that it will commence a cash tender offer for any and all of its outstanding 10 1/8% Mortgage Notes due 2012 (the “2012 Notes”), which tender offer is conditioned on, among other transactions, the successful placement of the new senior secured notes. The Partnership intends to retire the 2012 Notes that are not tendered in the tender offer with a portion of the proceeds from the private placement. A copy of the press release is being furnished as Exhibit 99.1 hereto and is hereby incorporated by reference to this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

99.1	Press release of the Registrant, dated February 6, 2012, announcing the proposed senior secured notes offering and the cash tender offer.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: February 6, 2012

CIRCUS AND ELDORADO JOINT VENTURE

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer

SILVER LEGACY CAPITAL CORP.

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer